Exhibit 10.2

SECOND AMENDMENT TO LEASE

(One Tower Place)

THIS SECOND AMENDMENT TO LEASE ("Second Amendment") is made and entered into as of the 20th day of July, 2017, by and between AP3-SF2 CT SOUTH, LLC, a Delaware limited liability company ("Landlord") and ACHAOGEN, INC., a Delaware corporation ("Tenant").

R E C I T A L S:

A.

Landlord and Tenant entered into that certain Lease dated as of August 12, 2016 (the "Original Lease"), as modified by that certain First Amendment to Lease dated as of April 7, 2017 by and between Landlord and Tenant ("First Amendment"), whereby Landlord leases to Tenant and Tenant leases from Landlord, certain space in the building (the "Building") located at One Tower Place, South San Francisco, California 94080.  The Original Lease, as modified by the First Amendment, may be referred to herein as the "Lease."

B.	By this Second Amendment, Landlord and Tenant desire to expand the Existing Premises (defined below) and to otherwise modify the Lease as provided herein.
C.	Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

A G R E M E N T:

1.Existing Premises.  Landlord and Tenant hereby agree that pursuant to the Lease, Landlord currently leases to Tenant and Tenant currently leases from Landlord that certain space in the Building containing approximately 47,118 rentable square feet square feet of space consisting of (i) 32,909 rentable square feet located on the third (3rd) floor of the Building and commonly known as Suite 300, and (ii) approximately 14,209 rentable square feet located on the fourth (4th) floor of the Building and commonly known as Suite 400 (the "Existing Premises"), all as more particularly described in the Lease.

2.Expansion of the Existing Premises; Expansion Commencement Date; Landlord's Delivery of Expansion Space.

2.1.Expansion Space.  That certain space commonly known as Suite 450 and comprised of 18,888 rentable square feet located on the fourth (4th) floor of the Building (the "Suite 450 Expansion Space"), and (ii) that certain space commonly known as Suite 500 and comprised of 32,978 rentable square feet located on the entirety of the fifth (5th) floor of the Building (the "Suite 500 Expansion Space"), each as outlined on the floor plans attached hereto as Exhibit "A" and made a part hereof, may be collectively referred to herein as the "Expansion Space."  Effective as of the date hereof, Sections 1.4 and 1.5 of the Original Lease are hereby deemed deleted in their entirety and are of no further force or effect.

2.2.Expansion Commencement Dates.  Effective as of the earlier of (i) August 1, 2017 or (ii) the date Tenant commences business operations in all or any portion of the Suite 450 Expansion Space  ("Suite 450 Expansion Commencement Date"), Tenant shall lease from Landlord and Landlord shall lease to Tenant, the Suite 450 Expansion Space.  Effective as of the earlier of (i) June 1, 2018 or (ii) the date Tenant commences business operations in all or any portion of the Suite 500 Expansion Space ("Suite 500 Expansion Commencement Date"), Tenant shall lease from Landlord and Landlord shall lease to Tenant, the Suite 500 Expansion Space; provided, however, that in no event shall the Suite 500 Expansion Commencement Date be earlier than January 1, 2018.  Accordingly, effective upon the Suite 450 Expansion Commencement Date, the Existing Premises shall be increased to include the Suite 450 Expansion Space and that upon the Suite 500 Expansion Commencement Date, the Existing Premises shall be increased to include the Suite 500 Expansion Space.  Effective as of the applicable Expansion Commencement Date, all references to the "Premises" shall mean and refer to the Existing Premises as expanded by the applicable Expansion Space.

2.3.Landlord's Delivery of Expansion Space to Tenant.  Landlord shall deliver the Expansion Space to Tenant on the date of the full execution and delivery of this Second Amendment by Landlord and Tenant ("Delivery Date") in order for Tenant to commence the design and construction of the Tenant Improvements (as defined in the Work Letter) pursuant to the Tenant Work Letter attached hereto as Exhibit B (the “Work Letter”) and to install any of Tenant’s furniture, fixtures and equipment.  Such occupancy by Tenant during the period from the Delivery Date until the Suite 450 Expansion Commencement Date and the Suite 500 Expansion Commencement Date, as applicable, shall be subject to all of the terms and conditions of the Lease including, but not limited to, the provisions of Articles 8, 9 and 10 of the Original Lease (including Tenant's obligation to provide Landlord with evidence of insurance) except that Tenant will not be obligated to pay Base Rent nor Tenant's Share of Operating Expenses, Tax Expenses and Utilities Costs during such period of time until the occurrence of the actual Suite 450 Expansion Commencement Date and the Suite 500 Expansion Commencement Date with respect to the Suite 450 Expansion Space and the Suite 500 Expansion Space, respectively.  Tenant acknowledges and agrees that Landlord will be constructing the Vertical Exhaust (as defined in the First Amendment) in the Building and that Tenant agrees to use commercially reasonable efforts to minimize interference with such Vertical Exhaust work in the Building.  Landlord and Tenant agree to work in good faith to coordinate each party's respective work in the Building.

3.Existing Lease Term and Expansion Space Term.  Landlord and Tenant acknowledge and agree that the Lease Commencement Date for the Existing Premises occurred on March 23, 2017, and that, as of the date hereof, the current Lease Expiration Date is September 30, 2027.  The Term of Tenant's lease of the Suite 450 Expansion Space and the Term of Tenant's lease of the Suite 500 Expansion Space shall commence on the Suite 450 Expansion Commencement Date and Suite 500 Expansion Commencement Date, respectively, and shall expire on January 31, 2028 ("New Expiration Date"), subject to Tenant's extension rights in the Lease.  The Term of Tenant's Lease of the Existing Premises shall be extended until the January 31, 2028 New Expiration Date, which shall be the Lease Expiration Date for all purposes under the Lease.  Landlord may deliver to Tenant a confirmation memorandum in the form of Exhibit C

(modified as necessary for this Second Amendment) of the Original Lease (confirming the Suite 450 Expansion Commencement Date and Suite 500 Expansion Commencement Date), which amendment or confirmation memorandum Tenant shall execute and return to Landlord within ten (10) business days of receipt thereof, unless Tenant believes that such confirmation memorandum is incorrect, in which case Tenant shall inform Landlord within such ten (10) business day period.

4.Base Rent.

4.1.Base Rent for Suite 450 Expansion Space.  Notwithstanding anything to the contrary in the Lease, commencing on the Suite 450 Expansion Commencement Date, Tenant shall pay, in accordance with the provisions of this Section 4.1 but subject to abatement as provided in Section 5 below, Base Rent for the Suite 450 Expansion Space as follows:

Period	Annual Base Rent	**Monthly Installment of Base Rent	***Monthly Rental Rate per Rentable Square Foot
*Suite 450 Expansion Commencement Date – 03/22/18	$1,087,948.80	$90,662.40	$4.80
*03/23/18 – 03/22/19	$1,126,026.90	$93,835.58	$4.97
03/23/19 – 03/22/20	$1,165,437.80	$97,119.82	$5.14
03/23/20 – 03/22/21	$1,206,228.10	$100,519.01	$5.32
03/23/21 – 03/22/22	$1,248,446.00	$104,037.17	$5.51
03/33/22 – 03/22/23	$1,292,141.60	$107,678.47	$5.70
03/23/23 – 03/23/24	$1,337,366.50	$111,447.21	$5.90
03/23/24 – 03/23/25	$1,384,174.30	$115,347.86	$6.10
03/23/25 – 03/22/26	$1,432,620.30	$119,385.03	$6.31
03/23/26 – 03/22/27	$1,482,762.00	$123,563.50	$6.53
03/23/27 – 01/31/28	$1,534,658.60	$127,888.22	$6.76

*Subject to abatement as provided in Section 5 below.

**The initial monthly installment of Base Rent amount was calculated by multiplying the initial monthly Base Rent rate per rentable square foot amount by the number of rentable square feet of space in the Suite 450 Expansion Space.  In all subsequent Base Rent payment periods, the calculation of each monthly installment of Base Rent amount reflects an annual increase of three and one-half percent (3.50%).

***The amounts identified in the column entitled "Monthly Rental Rate per Rentable Square Foot" are rounded amounts provided for informational purposes only.

4.2.Base Rent for Suite 500 Expansion Space.  Notwithstanding anything to the contrary in the Lease, commencing on the Suite 500 Expansion Commencement Date, Tenant shall pay, in accordance with the provisions of this Section 4.2 but subject to abatement as provided in Section 5 below, Base Rent for the Suite 500 Expansion Space as follows:

Period	Annual Base Rent	**Monthly Installment of Base Rent	***Monthly Rental Rate per Rentable Square Foot
*Suite 500 Expansion Commencement Date – 03/22/18	$1,899,532.80	$158,294.40	$4.80
*03/23/18 – 03/22/19	$1,966,016.40	$163,834.70	$4.97
03/23/19 – 03/22/20	$2,034,826.90	$169,568.91	$5.14
03/23/20 – 03/22/21	$2,106,045.80	$175,503.82	$5.32
03/23/21 – 03/22/22	$2,179,757.40	$181,646.45	$5.51
03/33/22 – 03/22/23	$2,256,048.80	$188,004.07	$5.70
03/23/23 – 03/23/24	$2,335,010.50	$194,584.21	$5.90
03/23/24 – 03/23/25	$2,416,735.80	$201,394.65	$6.10
03/23/25 – 03/22/26	$2,501,321.50	$208,443.46	$6.31
03/23/26 – 03/22/27	$2,588,867.70	$215,738.98	$6.53
03/23/27 – 01/31/28	$2,679,478.00	$223,289.84	$6.76

*Subject to abatement as provided in Section 5 below.

**The initial monthly installment of Base Rent amount was calculated by multiplying the initial monthly Base Rent rate per rentable square foot amount by the number of rentable square feet of space in the Suite 500 Expansion Space.  In all subsequent Base Rent payment periods during the Term, the calculation of each monthly installment of Base Rent amount reflects an annual increase of three and one-half percent (3.50%).

***The amounts identified in the column entitled "Monthly Rental Rate per Rentable Square Foot" are rounded amounts provided for informational purposes only.

5.Monthly Base Rent Abatement.  Notwithstanding anything to the contrary contained in the Lease or in this Second Amendment, and so long as Tenant is not then in default under the Lease (as modified by this Second Amendment) beyond the expiration of all applicable notice and cure periods, Landlord hereby agrees to abate (i) Tenant's obligation to pay Tenant's monthly Base Rent for the Suite 450 Expansion Space for the first eight (8) full months following the Suite 450 Expansion Commencement Date, and (ii) Tenant's obligation to pay monthly Base Rent for the Suite 500 Expansion Space until September 1, 2018 (collectively, the "Abated Rent").  During such abatement periods, Tenant shall still be responsible for the payment of all of its other monetary obligations under the Lease, as amended by this Second Amendment.  In the event of a default by Tenant under the terms of the Lease, as amended by this Second Amendment, that results in early termination pursuant to the provisions of Article 19 of the Original Lease, then as part of the recovery set forth in Article 19 of the Original Lease, Landlord shall be entitled to the recovery of the unamortized amount of the Abated Rent that was abated under the provisions of this Section 5.

6.Condition of Premises.  Tenant hereby agrees to accept the Expansion Space in its "as-is" condition and Tenant hereby acknowledges that Landlord, except as otherwise provided in this Second Amendment, shall not be obligated to pay for any improvement work or services related to the improvement of the Expansion Space.  Except as set forth in this Second Amendment, Tenant also acknowledges that Landlord has made no representation or warranty regarding the condition of the Expansion Space; provided, however, in the event that, after Landlord's delivery of the Expansion Space, the Base, Shell and Core of the Building (as defined in Section 1 of the Work Letter), which includes the Systems and Equipment, the base building HVAC, plumbing, life safety and electrical systems of the Building as well as the roof and roof membrane, (A) does not comply with applicable laws, seismic, fire and life safety codes, and the ADA (to the extent applicable), in effect as of the date of this Second Amendment, or (B) contains latent defects, then Landlord shall be responsible, at its sole cost and expense which shall not be included in Operating Expenses (except as otherwise permitted in Section 4.2 of the Original Lease), for correcting any such non-compliance to the extent required by such applicable laws, codes and the ADA as soon as reasonably possible after receiving notice thereof from the applicable governmental authority or Tenant, and/or correcting such latent defects as soon as reasonably possible after receiving notice thereof from Tenant.  Notwithstanding the foregoing, if Tenant fails to give Landlord written notice of any such latent defects in clause (B) hereinabove within six (6) months after the Suite 500 Expansion Commencement Date, then the correction of any such latent defects shall, subject to Landlord's repair obligations in Section 7.2 of the Original Lease (and to the extent such correction is a responsibility of Tenant pursuant to Section 7.1 of the Original Lease), be Tenant's responsibility at Tenant's sole cost and expense.

7.Parking.  Commencing as of the Suite 450 Expansion Commencement Date, Tenant shall be entitled to forty-five (45) additional unreserved parking spaces.  Commencing as of the Suite 500 Expansion Commencement Date, Tenant shall be entitled to an additional one hundred five (105) additional unreserved parking spaces.  Tenant's use of all such additional parking spaces shall be subject to the terms and conditions of the Lease.

8.Tenant's Share of Operating Expenses, Tax Expenses and Utilities Costs.  Notwithstanding anything to the contrary in the Lease, (i) commencing as of the Suite 450 Expansion Commencement Date, Tenant's Share of Operating Expenses, Tax Expenses and Utilities Costs shall be deemed increased to 19.42% (based on (i) the addition of the Suite 450 Expansion Space (18,888 rentable square feet) to the Existing Premises for a total of 66,006 rentable square feet and (ii) the Building rentable square footage of 339,791), and (ii) commencing as of the Suite 500 Expansion Commencement Date, Tenant's Share of Operating Expenses, Tax Expenses and Utilities Costs shall be deemed increased to 29.10% (based on (i) the addition of the Suite 500 Expansion Space (32,978 rentable square feet) to the Existing Premises for a total of 98,884 rentable square feet and (ii) the Building rentable square footage of 339,791).

9.Brokers.  Each party represents and warrants to the other that, except for Savills Studley ("Tenant's Broker"), no broker, agent or finder negotiated or was instrumental in negotiating or consummating this Second Amendment.  Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder's fee by any person or entity (other than Tenant's Broker) who claims or alleges that they were retained or engaged by the first party or at the request of such party in connection with this Second Amendment.  Landlord shall pay the commission due to Tenant’s Broker in connection with this Second Amendment pursuant to a separate agreement.

10.Monument Sign and Conditional Building Exterior Signage.

10.1.Monument Sign.  Subject to the approval of all applicable governmental authorities, and compliance with all applicable laws and any CC&Rs which have been provided to Tenant, and the terms of this Section 10.1, Tenant shall have the non-exclusive right to install, at Tenant's sole discretion, cost and expense, one (1) identification sign on the existing signage monument for the Building located near Airport Boulevard and depicted on Exhibit D attached hereto (the "Monument"), which identification sign shall display the name, "Achaogen" only, unless otherwise approved by Landlord, which approval shall not be unreasonably withheld.  Tenant's identification sign on the Monument shall be referred to herein as "Tenant's Monument Sign".  The graphics, materials, color, design, lettering, lighting, size, specifications, manner of affixing and exact location of Tenant's Monument Sign shall be subject to Landlord's reasonable approval.  Tenant shall pay for all costs and expenses related to Tenant's Monument Sign, including, without limitation, costs of the design, construction, installation, maintenance, insurance, utilities, repair and replacement thereof; provided, however, Tenant shall only pay a pro-rata portion (as reasonably determined by Landlord) of the costs of maintenance, insurance, utilities and repairs with respect to the Monument Sign.  Tenant shall install and maintain the Monument Sign in compliance with all laws and CC&Rs which are provided to Tenant and subject to the applicable provisions the Lease.  Notwithstanding the foregoing, Landlord shall be responsible for maintenance of the Monument as well as any associated lighting and landscaping.

10.2.Conditional Building Exterior Signage.  Landlord has informed Tenant that an existing tenant ("Existing Tenant") of the Building has exclusive rights to exterior signage on the Building (the "Existing Tenant Exterior Signage Rights").  Upon the expiration or sooner termination of the lease of such Existing Tenant or the expiration of such Existing Tenant Exterior Sign Rights, then Tenant shall, subject to the approval of all applicable governmental authorities and compliance with all applicable laws, any CC&Rs that are provided to Tenant and the terms of this Section 10.2, have a right of first refusal to install, on an exclusive basis, its name on the exterior of the Building ("Conditional Exterior Signage"), such right to be exercised, if at all, by Tenant providing written notice to Landlord of Tenant's exercise of such right no later than thirty (30) days after the date Landlord provides Tenant with written notice that such exterior signage is available or is expected to become available, which Landlord shall provide promptly once it is aware that such exterior signage is available or is expected to become available.  The graphics, materials, color, design, lettering, lighting, size, specifications, manner of affixing and exact location of Tenant's Conditional Exterior Signage shall be subject to Landlord's reasonable approval.  Tenant shall pay for all costs and expenses related to Tenant's Conditional Exterior Signage, including, without limitation, costs of the design, construction, installation, maintenance, insurance, utilities, repair and replacement thereof; provided, however, that Landlord shall install, maintain and repair the Conditional Exterior Signage.  Landlord shall not provide the right to any exterior signage on the Building to any other tenant at the Building or any other person or entity that would be effective at any time when Tenant's exterior signage rights under this Section 10.2 are effective (but Landlord shall have the right to provide conditional Building exterior signage rights to a tenant which would only be effective once Tenant's Exterior Signage rights are no longer in effect).

11.CASp.  For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises and the Expansion Space have not undergone inspection by a Certified Access Specialist (CASp).  In addition, the following notice is hereby provided pursuant to Section 1938(e) of the California Civil Code:  "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises."  In furtherance of and in connection with such notice:  (i) Tenant, having read such notice and understanding Tenant's right to request and obtain a CASp inspection and with advice of counsel, hereby elects not to obtain such CASp inspection and forever waives its rights to obtain a CASp inspection with respect to the Existing Premises, the Expansion Space, the Building, and/or the Project to the extent permitted by applicable laws now or hereafter in effect; and (ii) if the waiver set forth in clause (i) hereinabove is not enforceable pursuant to applicable laws now or hereafter in effect, then Landlord and Tenant hereby agree as follows (which constitute the mutual agreement of the parties as to the matters described in the last sentence of the foregoing notice):  (A) Tenant shall have the one-time right to request for and obtain a CASp inspection, which request must be made, if at all, in a written notice delivered by Tenant to Landlord on or before the Suite 500 Expansion Commencement Date; (B) any CASp inspection timely requested by Tenant shall be conducted (1) between the hours of 9:00 a.m. and 5:00 p.m. on any business day, (2) only after ten (10) days' prior written notice to Landlord of the date of such CASp inspection, (3) in a professional manner by a CASp designated by Landlord and without any testing that would damage the Existing Premises, the Expansion Space, the Building or the Project in any way, (4) in accordance with all of the provisions of the Lease applicable to Tenant contracts for construction, and (5) at Tenant's sole cost and expense, including, without limitation, Tenant's payment of the fee for such CASp inspection, the fee for any reports and/or certificates prepared by the CASp in connection with such CASp inspection (collectively, the "CASp Reports") and all other costs and expenses in connection therewith; (C) Landlord shall be an express third party beneficiary of Tenant's contract with the CASp, and any CASp Reports shall be addressed to both Landlord and Tenant; (D) Tenant shall deliver a copy of any CASp Reports to Landlord within two (2) business days after Tenant's receipt thereof; (E) any information generated by the CASp inspection and/or contained in the CASp Reports shall not be disclosed by Tenant to anyone other than (I) contractors, subcontractors and/or consultants of Tenant, in each instance who have a need to know such information and who agree in writing not to further disclose such information, or (II) any governmental entity, agency or other person, in each instance to whom disclosure is required by law or by regulatory or judicial process; (F) Tenant, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to or within the Existing Premises or the Expansion Space to correct violations of construction-related accessibility standards, including, without limitation, any violations disclosed by such CASp inspection; and (G) if such CASp inspection identifies any improvements, alterations, modifications and/or repairs necessary to correct violations of construction-related accessibility standards relating to those items of the Building and/or the Project located outside the Existing Premises or the Expansion Space that are Landlord's obligation to repair as set forth in the Lease, then Landlord shall perform such improvements, alterations, modifications and/or repairs as and to the extent required by applicable laws to correct such violations, and Tenant shall reimburse Landlord for the cost of such improvements, alterations, modifications and/or repairs within ten (10) business days after Tenant's receipt of an invoice therefor from Landlord.

12.Security Deposit.  Concurrently with Tenant's execution of the Original Lease (and pursuant to Article 20 of the Original Lease), Tenant provided Landlord with a Letter of Credit in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00) (the "Existing LC").  Concurrently with Tenant's execution and delivery of this Second Amendment to Landlord, Tenant shall deliver to Landlord an additional Letter of Credit in the amount of Two Hundred Eighty Thousand Dollars ($280,000.00) in accordance with (and pursuant to) the terms and conditions of Article 20 of the Original Lease.

13.Tenant's Use of Fire Stairwell.  Tenant shall have the right to use the Building's fire stairwell between floors 3, 4 and 5 of the Building for ingress and egress from the Premises and, subject to approval by all governmental authorities, shall have the right to install, at Tenant's sole cost, a security access system (pursuant to plans and specifications reasonably approved by Landlord) for access to the Premises from such fire stairwell.

14.Additional Control Area and Hazmat Storage Spaces.  Effective as of the date hereof, Tenant shall be entitled to use Tenant Storage Area "3" depicted on Exhibit C and Hazmat Storage Spaces "2.1A", "2.1B" and "2.2" depicted on Exhibit C (all in addition to Tenant's existing Control Areas and Hazmat Storage Spaces).

15.Existing Furniture.  Tenant shall have the right to use certain furniture existing in the Expansion Space as of the date hereof (the “iLabs Furniture”), which iLabs Furniture is depicted on Exhibit “A” attached hereto.  Tenant’s use of such iLabs Furniture is  on an as-is basis and Landlord makes no representation or warranty regarding the same.  Landlord will remove all existing furniture from the Expansion Space other than the iLabs Furniture prior to the Suite 450 Expansion Commencement Date and Suite 500 Expansion Commencement Date, as applicable.

16.Permitted Alterations.  Clause (i) of the second sentence of Section 8.1 of the Existing Lease is hereby amended by replacing “One Hundred Thousand Dollars ($100,000)” with “One Hundred Twenty-Five Thousand Dollars ($125,000)”.

17.Recapture.  Section 14.4 of the Original Lease is hereby amended and restated in its entirety as follows:

“14.4Landlord’s Option as to Subject Space.  Notwithstanding anything to the contrary contained in this Article 14, except as provided below, Landlord shall have the option, by giving written notice to Tenant within twenty (20) days after receipt of any Transfer Notice that proposes a Transfer that is an assignment of this Lease or a sublease of over seventy-five percent (75%) of the Premises for a term that expires within three (3) months of the Lease Expiration Date, to terminate this Lease.  Such notice shall terminate this Lease as of the date stated in the Transfer Notice as the effective date of the proposed Transfer.  If Landlord declines, or fails to elect in a timely manner to terminate the Lease under this Section 14.4, then, provided Landlord has consented to the proposed Transfer, Tenant shall be entitled to proceed to transfer the Subject Space to the proposed Transferee, subject to provisions of the last paragraph of Section 14.2 above.”

18.SNDA.  Landlord shall cause Landlord's existing lender with a deed of trust encumbering the Building to provide Tenant with either an amendment to the existing SNDA (as defined in the Original Lease) or a new SNDA which covers this Second Amendment.  In the event that Landlord does not provide the SNDA amendment or new SNDA from Landlord's existing lender within fifteen (15) business days after the date of this Second Amendment, then Tenant shall be entitled to one (1) day of Base Rent abatement for the Expansion Space for each day of delay beyond such fifteen (15) business day period in Landlord providing Tenant with the SNDA Amendment or new SNDA; such Base Rent abatement (if any) shall be applied toward the Base Rent for the Expansion Space first coming due hereunder..

19.No Removal Obligation.  Notwithstanding anything in the Lease or this Second Amendment to the contrary, Tenant shall have no obligation to remove any of the Tenant Improvements (as defined in the Original Lease) or the Tenant Improvements (as defined in the Work Letter) at the end of the Lease Term or otherwise unless, with respect to the Tenant Improvements described in the Work Letter, Landlord informs Tenant at the time Landlord approves the Construction Drawings for the Tenant Improvements that Landlord will require removal of all or any portion of the same; provided, however, that Landlord will be reasonable in making such removal determination and Landlord shall not require removal of Tenant Improvements which are substantially similar to, or substantially compatible with, the Tenant Improvements in the Existing Premises.

20.Escalation of Additional Allowances.  For avoidance of doubt, Landlord and Tenant acknowledge and agree that the Additional Allowance described in Section 2.1 of the Tenant Work Letter attached to the Original Lease and the Additional Allowance described in Section 2.1 of the attached Tenant Work Letter (collectively, the "Additional Allowances") and the Amortization

Rent based on amortization of the Additional Allowances escalates as Base Rent escalates in the Lease such that the Base Rent payable by Tenant shall be increased based on the amount of the Amortization Rent for the Additional Allowances (and such amount shall be subject to annual escalations consistent with the annual escalations in Base Rent set forth in Section 8 of the Summary).

21.Signing Authority.  Each individual executing this Second Amendment on behalf of Landlord and Tenant hereby represents and warrants that each person signing on behalf of Landlord and Tenant, respectively, is authorized to do so.  Each of Landlord and Tenant represents and warrants that it is a duly formed and existing entity qualified to do business in the State of California and has full right and authority to execute and deliver this Second Amendment.

22.No Further Modification.  Except as set forth in this Second Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first above written.

"LANDLORD"	AP3 SF2 CT SOUTH, LLC, a Delaware limited liability company By: /s/ Michael Gerrity Name: Michael Gerrity Its: President
"TENANT"	ACHAOGEN, INC., a Delaware corporation By: /s/ Blake Wise Name: Blake Wise Its: President and COO

EXHIBIT A

EXPANSION SPACE

./ -///	-1-

./ -///	-2-

EXHIBIT B

TENANT WORK LETTER

This Tenant Work Letter ("Tenant Work Letter" or "Work Letter") shall set forth the terms and conditions relating to the construction of the Expansion Space.  All references in this Tenant Work Letter to the "Second Amendment" shall mean the relevant portions of the Second Amendment to which this Tenant Work Letter is attached as Exhibit B.

SECTION 1

BASE, SHELL AND CORE

Landlord has previously constructed the base, shell and core (i) of the Expansion Space and (ii) of the floor(s) of the Building on which the Expansion Space are located (collectively, the "Base, Shell and Core"), and Tenant shall, subject to Section 6 of the Second Amendment, accept the Base, Shell and Core in its current "As-Is" condition existing as of the date of the Second Amendment and the applicable Expansion Commencement Date.  Except for the Tenant Improvement Allowance (and the Additional Allowance, if applicable) set forth below, Landlord shall not be obligated to make or pay for any alterations or improvements to the Existing Premises, the Expansion Space, the Building or the Project.

SECTION 2

TENANT IMPROVEMENTS

2.1

Tenant Improvement Allowance.  Tenant shall be entitled to a one-time tenant improvement allowance (the "Tenant Improvement Allowance") in the amount of up to, but not exceeding, Nine Hundred Eighty-Nine Thousand Eight Hundred Thirty Dollars ($989,830.00) to help Tenant pay for the costs of the design, permitting and construction of Tenant's initial improvements which are permanently affixed to the Existing Premises and the Expansion Space (collectively, the "Tenant Improvements"); provided, however, that Landlord shall have no obligation to disburse all or any portion of the Tenant Improvement Allowance (nor the Additional Allowance, if applicable) to Tenant unless Tenant makes a request for disbursement pursuant to the terms and conditions of Section 2.2 below prior to that date which is one hundred eighty (180) days after the Suite 500 Expansion Commencement Date.  Notwithstanding anything in this Tenant Work Letter to the contrary, an amount not to exceed Two Hundred Fifty-Nine Thousand Three Hundred Thirty Dollars ($259,330.00) of any unused amount of the Tenant Improvement Allowance shall be made available to Tenant to help Tenant pay for the actual and documented costs incurred by Tenant for the purchase of and installation of furniture, fixtures and equipment for the Expansion Space (the "FF&E Costs").  Landlord shall disburse from the Tenant Improvement Allowance the available portion thereof to help Tenant pay for the FF&E Costs actually incurred by Tenant within thirty (30) days after Landlord has received Tenant's written request for disbursement together with copies of paid invoices from third parties evidencing the amount of such FF&E Costs to be paid by Landlord; such disbursement request shall be delivered (if at all) no later than sixty (60) days after the Suite 500 Expansion Commencement Date.  In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Tenant Improvement Allowance (nor the Additional Allowance

./ -///	-1-

(if applicable)).  In the event that there exists an "Over-Allowance Amount" under Section 4.3.1 of Tenant Work Letter of the Original Lease after application of the Tenant Improvement Allowance and Additional Allowance elected by Tenant to be applied for improvements under the Original Lease, then Tenant shall have the right to have Landlord apply the Tenant Improvement Allowance and Additional Allowance hereunder for any such Over-Allowance Amount under the Original Lease; provided, however, that Tenant shall not have the right to apply the Tenant Improvement Allowance nor the Additional Allowance described herein for costs which the Additional Allowance described in the Original Lease is to be used (i.e., the Tenant Improvement Allowance and Additional Allowance under this Tenant Work Letter may only be applied to cover costs (i.e., the Over-Allowance Amount) under the Original Lease existing after application of the allowances under the Original Lease and may not be applied against the allowances under the Original Lease).  Tenant shall not be entitled to receive any cash payment or credit against Rent or otherwise for any unused portion of the Tenant Improvement Allowance (nor the Additional Allowance, if applicable) which is not used to pay for the Tenant Improvement Allowance Items (as defined below).  Notwithstanding anything above to the contrary, in the event there exists an Over-Allowance Amount (as defined in Section 4.2.1 below), Tenant shall have the option, exercisable upon written notice to Landlord, to require Landlord to provide a one-time additional improvement allowance (the "Additional Allowance") in the amount not to exceed One Million Four Hundred Eighty-Four Thousand Seven Hundred Forty-Five Dollars ($1,484,745.00).  In the event Tenant exercises such option and as consideration for Landlord providing such Additional Allowance to Tenant, the Base Rent payable by Tenant throughout the entire Term of Tenant's lease of the Suite 500 Expansion Space ("Amortization Period") shall be increased by an amount sufficient to fully amortize such Additional Allowance throughout said period based upon equal monthly payments of principal and interest, with interest imputed on the outstanding principal balance at the rate of nine percent (9%) per annum (the "Amortization Rent"), subject to the following provisions regarding Tenant's right to pay off the Additional Allowance early.  By way of illustration, if Tenant utilizes the entire Additional Allowance and if the Suite 500 Expansion Commencement Date occurs on January 1, 2018 (for a one hundred twenty-one (121) month term) then the initial Base Rent payable by Tenant for the Suite 500 Expansion Space under this Second Amendment shall be increased by $0.57 per rentable square feet (with an initial start rate of $5.37 per rentable square foot and the Base Rent schedule set forth in Section 4.2 of this Second Amendment shall be revised to reflect such increased Base Rent for all time periods under this Lease.  Such revised Base Rent schedule shall be memorialized in an amendment to this Lease to be executed by Landlord and Tenant.  The Tenant Improvement Allowance and the Additional Allowance may collectively be referred to herein as the "Allowances".  Notwithstanding anything above to the contrary, Tenant shall have the right, to be exercised by written notice to Landlord at any time prior to March 31, 2020, to pay to Landlord the entirety of the Additional Allowance utilized by Tenant.  In the event that Tenant makes such election, then Landlord shall provide Tenant with a calculation of the Additional Allowance amount that is owed (less any reduction of the same based on the Amortization Rent component of Base Rent previously paid by Tenant (if any) ("Landlord's Cost Calculation").  Tenant shall pay the amount set forth in Landlord's Cost Calculation (provided it is not in error) within ten (10) days after Tenant's receipt thereof and Landlord and Tenant shall promptly execute an amendment which will reflect such payment of the Additional Allowance, shall include a revised Base Rent schedule to reflect that Tenant is no longer obligated to pay Amortization Rent, and shall confirm that no interest shall accrue on the Additional Allowance after the date of payment.

./ -///	-2-

2.2	Disbursement of the Tenant Improvement Allowance.
2.2.1

Tenant Improvement Allowance Items.  Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively, the "Tenant Improvement Allowance Items"):

2.2.1.1Payment of (i) the fees of the Architect and the Engineers (as such terms are defined below), (ii) the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord's consultants in connection with the preparation and review of the Construction Drawings (as defined below), and (iii) the costs of Tenant's construction manager but in no event shall more than two percent (2%) of the Allowances be used to pay for the cost and fees of Tenant's construction manager;

2.2.1.2The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

2.2.1.3The cost of construction of the Tenant Improvements, including, without limitation, contractors' fees and general conditions, testing and inspection costs, costs of utilities, trash removal, parking and hoists, and the costs of after-hours freight elevator usage.

2.2.1.4The cost of any changes in the Base, Shell and Core work when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.1.5The cost of any changes to the Construction Drawings or Tenant Improvements required by applicable laws;

2.2.1.6Sales and use taxes and Title 24 fees; and

2.2.1.7The Coordination Fee (as defined below).

2.2.2

Disbursement of Tenant Improvement Allowance.  Subject to Section 2.1 above, during the construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance (and the Additional Allowance if applicable) or Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows:

2.2.2.1Monthly Disbursements.  From time to time during the construction of the Tenant Improvements (but no more frequently than monthly), Tenant shall deliver to Landlord:  (i) a request for payment of the Contractor (as defined below) or Tenant (if it has previously paid the Contractor), approved by Tenant, in a reasonable form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Expansion Space (and Existing Premises, if applicable), detailing the portion of the work completed and the portion not completed, and demonstrating that the relationship

./ -///	-3-

between the cost of the work completed and the cost of the work to be completed complies with the terms of the Construction Budget (as defined below); (ii) invoices from all of Tenant's Agents (as defined below), for labor rendered and materials delivered to the Expansion Space and Existing Space, if applicable; (iii) executed mechanic's lien releases from all of Tenant's Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 8134 and 8132; and (iv) if requested by Landlord, the construction back-up items described on Schedule 2 attached hereto to the extent otherwise not covered above.  Following Landlord's receipt of a completed disbursement request submission, Landlord shall deliver a check to Tenant made jointly payable to the Tenant and Tenant's Agent (which is the payee for such work or portion thereof) in payment of the lesser of (A) the amounts so requested by Tenant, as set forth in this Section 2.2.2.1, above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the "Final Retention") and (B) the balance of any remaining available portion of the Tenant Improvement Allowance (not including the Final Retention), provided that Landlord does not reasonably dispute any request for payment based on non-compliance of any work with the Approved Working Drawings (as defined below).  Landlord's payment of such amounts shall not be deemed Landlord's approval or acceptance of the work furnished or materials supplied as set forth in Tenant's payment request.  If, at the time of any request for payment, there are unpaid amounts relating to prior requests, Landlord shall provide Tenant with the status of such unpaid amounts, including any additional information required for payment.  In the event Tenant has paid Tenant's Agent directly for certain Tenant Improvement Allowance Items and if Tenant's Agent has provided an unconditional lien release with respect to such paid Tenant Improvement Allowance Item, then Landlord shall make such disbursement check payable solely to Tenant for such Tenant Improvement Allowance Item disbursement.

2.2.2.2Final Retention.  Subject to the provisions of this Tenant Work Letter, a check for the Final Retention payable jointly to Tenant and the Tenant's Agent (which is the payee for such work or portion thereof) shall be delivered by Landlord to Tenant following the completion of construction of the Expansion Space, provided that (i) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, HVAC, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant's use of such other tenant's leased Expansion Space in the Building; and (ii) Tenant has delivered to Landlord:  (A) properly executed and final unconditional mechanics lien releases in compliance with applicable California law or conditional mechanics lien releases for amounts to be paid by the Final Retention; (B) a certificate of occupancy or permit cards signed off by the City of South San Francisco (the "City") with respect to the Expansion Space; (C) as-built plans and City-permitted plans for the Tenant Improvements; (D) operation manuals and warranties for equipment included within the Tenant Improvements, if applicable; (E) copy of the contract with the Contractor; (F) copy of the Contractor's certificate of insurance, including Additional Insured endorsement naming Landlord (and any other party requested by Landlord) as additional insureds; and (G) the Contractor's schedule of values, showing total contract value.  In the event Tenant has paid Tenant's Agent directly for certain Tenant Improvement Allowance Items and if Tenant's Agent has provided an unconditional lien release with respect to such paid Tenant Improvement Allowance Item, then Landlord shall make such disbursement check payable solely to Tenant for such Tenant Improvement Allowance Item disbursement.

./ -///	-4-

2.2.2.3Other Terms.  Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance (and, if applicable, the Additional Allowance) to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items.

2.2.3

Specifications for Building Standard Components.  Landlord has established specifications (the "Specifications") for the Building standard components to be used in the construction of the Tenant Improvements in the Expansion Space which Specifications are attached hereto as Schedule 1.  Unless otherwise agreed to by Landlord, the Tenant Improvements shall comply with the Specifications.  Landlord’s approval with respect to any commercially reasonable changes to the Specifications requested by Tenant shall not be unreasonably withheld.  Landlord may make changes to the Specifications from time to time, provided such changes are not applied retroactively.

SECTION 3

CONSTRUCTION DRAWINGS

3.1

Selection of Architect/Construction Drawings.  Tenant shall retain an architect/space planner (the "Architect") approved by Landlord, which approval shall not be unreasonably withheld, to prepare the Construction Drawings.  Tenant shall retain engineering consultants (the "Engineers") approved by Landlord, which approval shall not be unreasonably withheld, to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Expansion Space. If Landlord fails to either approve or disapprove any proposed Architect or Engineers within five (5) business days after written request, such Architects and Engineers shall be deemed approved.  The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the "Construction Drawings."  As part of Tenant's Tenant Improvement work, Tenant shall have the right to install an internal stairwell between floors 3, 4 and 5 in the Building, subject, however, to the approval of all governmental authorities and Landlord's reasonable approval of the Construction Drawings pertaining to such stairwell improvements.  All Construction Drawings shall comply with the drawing format and specifications reasonably determined by Landlord, and shall be subject to Landlord's reasonable approval, which shall not be unreasonably withheld and in any case of Landlord disapproval, Landlord shall set forth with specificity the particular aspects of the Construction Drawings that are disapproved and describe the code-compliant changes necessary.  Landlord shall have a period of ten (10) business days to approve or disapprove the Construction Drawings.  If Landlord fails to either approve or disapprove any Construction Drawings within ten (10) business days after delivery, such Construction Drawings shall be deemed approved.  Once Landlord has approved the Construction Drawings, then Landlord shall have five (5) business days after Landlord receives any Tenant proposed modifications to such Construction Drawings to approve or disapprove the same.  If Landlord fails to either approve or disapprove any such modifications within five (5) business days after delivery, such modifications shall be deemed approved.  Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith.  Landlord's review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate Landlord to review the same, for quality, design, code compliance or other like

./ -///	-5-

matters.  Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord's space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

3.2

Final Space Plan.  Tenant shall supply Landlord with four (4) copies signed by Tenant of its final space plan for the Expansion Space before any architectural working drawings or engineering drawings have been commenced.  The final space plan (the "Final Space Plan") shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein.  Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan.  Landlord shall advise Tenant within five (5) business days after Landlord's receipt of the Final Space Plan for the Expansion Space if the same is unsatisfactory or incomplete in any reasonable respect, and failure of Landlord to so advise during such period shall be deemed Landlord’s approval of the Final Space Plan.  If Tenant is so advised, Tenant shall promptly (i) cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require, and (ii) deliver such revised Final Space Plan to Landlord.

3.3

Final Working Drawings.  After the Final Space Plan has been approved by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Expansion Space, and cause the Architect to compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits for the Tenant Improvements (collectively, the "Final Working Drawings"), and shall submit the same to Landlord for Landlord's approval, which shall not be unreasonably withheld.  Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings.  Landlord shall advise Tenant within five (5) business days after Landlord's receipt of the Final Working Drawings for the Expansion Space if the same is unsatisfactory or incomplete in any reasonable respect, and failure of Landlord to so advise during such period shall be deemed Landlord’s approval of the Final Working Drawings.  If Tenant is so advised, Tenant shall promptly (i) revise the Final Working Drawings in accordance with such review and any reasonable disapproval of Landlord in connection therewith, so long as Landlord sets forth with specificity the particular aspects of the Final Working Drawings that are disapproved and describes the code-compliant changes necessary, and (ii) deliver such revised Final Working Drawings to Landlord.

3.4

Approved Working Drawings.  The Final Working Drawings shall be approved by Landlord (the "Approved Working Drawings") prior to the commencement of construction of the Expansion Space by Tenant.  After approval by Landlord of the Final Working Drawings (or concurrently with submission of the same to Landlord for approval), Tenant shall promptly submit the same to the appropriate governmental authorities for all applicable building permits.  Tenant hereby agrees that neither Landlord nor Landlord's consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Expansion Space and that obtaining the same shall be Tenant's responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy.  No material changes,

./ -///	-6-

modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1	Tenant's Selection of Contractor and Tenant's Agents.
4.1.1

The Contractor.  Tenant shall select and retain a general contractor to construct the Tenant Improvements that is reasonably approved by Landlord, which contractor shall thereafter be the "Contractor" hereunder.  If Landlord fails to either approve or disapprove any proposed contractor within five (5) business days after delivery of request for approval, such contractor shall be deemed approved.

4.1.2

Tenant's Agents.  Tenant shall provide Landlord with a list of all subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as "Tenant's Agents").  Tenant's Agents shall be union labor to the extent necessary to ensure compliance with the master labor agreements existing between trade unions and the local chapter of the Associated General Contractors of America.  In any event, Landlord shall have the right to approve any subcontractors for any mechanical, electrical, plumbing, life safety, structural, and HVAC work in the Expansion Space, which approval shall not be unreasonably withheld.  If Landlord fails to either approve or disapprove any proposed subcontractors within five (5) business days after written request, such subcontractors shall be deemed approved.

4.2	Construction of Tenant Improvements by Tenant's Agents.
4.2.1

Construction Contract; Cost Budget.  Prior to Tenant's execution of the construction contract and general conditions with Contractor (the "Contract"), Tenant shall provide a copy of the Contract to Landlord.  Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a written detailed cost breakdown (the "Final Costs Statement"), by trade, of the final costs to be incurred, or which have been incurred, as set forth more particularly in Section 2.2.1.1 through 2.2.1.8 above, in connection with the design, permitting and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor (which costs form a basis for the amount of the Contract, if any (the "Final Costs").  As used herein, the term "Over-Allowance Amount" shall mean that amount by which the Final Costs exceed the Tenant Improvement Allowance.

4.2.2	Tenant's Agents.

4.2.2.1Landlord's General Conditions for Tenant's Agents and Tenant Improvement Work.  Tenant's and Tenant's Agents' construction of the Tenant Improvements shall comply with the following:  (i) the Tenant Improvements shall be constructed in accordance with the Approved Working Drawings; (ii) Tenant's Agents shall submit schedules of all work relating to the Tenant's Improvements to Contractor and Contractor shall, within five (5) business days after Tenant's receipt thereof, inform Tenant's Agents of any changes which are necessary thereto,

./ -///	-7-

and Tenant's Agents shall adhere to such corrected schedule; and (iii) Tenant shall abide by all reasonable rules made by Landlord's Building contractor or Landlord's Building manager, and provided to Tenant, with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Tenant Work Letter, including, without limitation, the construction of the Tenant Improvements.  Tenant acknowledges and agrees that Landlord will be constructing the Vertical Exhaust in the Building during Tenant's construction of the Tenant Improvements.  Tenant and Tenant's Agents shall use commercially reasonable efforts to not interfere with, obstruct, or delay the work of Landlord's base building contractor and subcontractors with respect to such Vertical Exhaust work.

4.2.2.2Coordination Fee.  Tenant shall pay a logistical coordination fee (the "Coordination Fee") to Landlord in an amount equal to the product of (i) one percent (1%), and (ii) the sum of the Allowances actually disbursed by Landlord under this Tenant Work Letter, which Coordination Fee shall be for services relating to the coordination of the construction of the Tenant Improvements and shall be deducted by Landlord from the Allowances.

4.2.2.3Indemnity.  Tenant's indemnity of Landlord as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant's Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant's non-payment of any amount arising out of the Tenant Improvements.

4.2.2.4Insurance Requirements.

4.2.2.4.1General Coverages.  All of Tenant's Agents shall carry worker's compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in the Lease except that the Commercial General Liability Insurance limits shall be as follows:

Bodily Injury and Property Damage Liability	$2,000,000 each occurrence $2,000,000 annual aggregate
Personal Injury Liability	$2,000,000 each occurrence $2,000,000 annual aggregate 0% Insured's participation

4.2.2.4.2Special Coverages.  Tenant shall carry "Builder's All Risk" insurance in an amount equal to the full replacement cost of the improvements being constructed by Tenant, and such other insurance as Landlord may reasonably require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to the Lease immediately upon completion thereof.  Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord, and in form and with companies as are required to be carried by Tenant as set forth in the Lease.

./ -///	-8-

4.2.2.4.3General Terms.  Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor's equipment is moved onto the site.  All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance.  If the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant's sole cost and expense.  All policies carried under this Section 4.2.2.4 shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant's Agents, and shall name as additional insureds Landlord's property manager, Landlord's asset manager, and all mortgagees and ground lessors of the Building and any other parties, all to the extend specified by Landlord in writing.  All insurance, except Workers' Compensation, maintained by Tenant's Agents shall preclude subrogation claims by the insurer against anyone insured thereunder.  Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder.  The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.3 of this Tenant Work Letter.

4.2.3

Governmental Compliance.  The Tenant Improvements shall comply in all respects with the following:  (i) applicable state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer's specifications.

4.2.4

Inspection by Landlord.  Upon at least one (1) business days’ notice to Tenant, Landlord shall have the right to inspect the Tenant Improvements during regular business hours, provided however, that Landlord's failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord's rights hereunder nor shall Landlord's inspection of the Tenant Improvements constitute Landlord's approval of the same.  Should Landlord determine that any portion of the Tenant Improvements is in breach of the terms of this Tenant Work Letter, Landlord shall notify Tenant in writing of such breach and shall specify the relevant items.  Any such breaches shall be rectified by Tenant at no expense to Landlord, provided however, that if Landlord reasonably determines that a breach exists in connection with any portion of the Tenant Improvements and such breach might adversely affect the mechanical, electrical, plumbing, HVAC or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant's use of such other tenant's leased premises, Landlord may take such action as Landlord deems reasonably necessary, at Tenant's expense and without incurring any liability on Landlord's part, to correct any such breach, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the breach is corrected.

4.2.5

Meetings.  Tenant shall provide Landlord with prior written notice of any regularly scheduled meetings Tenant will have with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements and Landlord shall have the right to attend all such regularly scheduled meetings.

./ -///	-9-

In addition, minutes shall be taken at all such regularly scheduled meetings, a copy of which minutes shall be promptly delivered to Landlord.
4.3

Notice of Completion; Copy of "As Built" Plans.  Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the County in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation.  If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant's agent for such purpose, at Tenant's sole cost and expense.  At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the "record-set" of as-built drawings are true and correct, which certification shall survive the expiration or termination of the Lease, (C) to deliver to Landlord two (2) sets of sepias of such as-built drawings within ninety (90) days following issuance of a certificate of occupancy for the Expansion Space, and (D) to deliver to Landlord a computer disk containing the Approved Working Drawings in AutoCAD format, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Expansion Space.

4.4

Coordination by Tenant's Agents with Landlord.  Upon Tenant's delivery of the Contract to Landlord under Section 4.2.1 of this Tenant Work Letter, Tenant shall furnish Landlord with a schedule setting forth the projected date of the completion of the Tenant Improvements and showing the critical time deadlines for each phase, item or trade relating to the construction of the Tenant Improvements.

SECTION 5

MISCELLANEOUS

5.1

Tenant's Representative.  Tenant has designated Tobin Schilke as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further written notice from Tenant, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.2

Landlord's Representative.  Landlord has designated Evan Gutenberg as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5.3

Time of the Essence in This Tenant Work Letter.  Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days.  If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

5.4

Tenant's Lease Default.  Notwithstanding any provision to the contrary contained in the Lease, if an Event of Default by Tenant under this Tenant Work Letter or the Lease has occurred at any time on or before the substantial completion of the Expansion Space, then (i) in

./ -///	-10-

addition to all other rights and remedies granted to Landlord pursuant to the Lease, at law and/or in equity, Landlord shall have the right to withhold payment of all or any portion of the Allowances, and (ii) all other obligations of Landlord to provide the Tenant Improvement Allowance (and the Additional Allowance, if applicable) under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.  In addition, if the Lease is terminated prior to the applicable Expansion Commencement Date, for any reason due to an Event of Default by Tenant as described in Section 19.1 of the Original Lease or under this Tenant Work Letter, in addition to any other remedies available to Landlord under the Lease, at law and/or in equity, Tenant shall pay to Landlord, as Additional Rent under the Lease, within five (5) business days after Tenant's receipt of a statement therefor, any and all costs (if any) incurred by Landlord (including any portion of the Allowances disbursed by Landlord) and not reimbursed or otherwise paid by Tenant through the date of such termination in connection with the Tenant Improvements to the extent planned, installed and/or constructed as of such date of termination, including, but not limited to, any costs related to the removal of all or any portion of the Tenant Improvements and restoration costs related thereto.

./ -///	-11-

SCHEDULE 1

SPECIFICATIONS

1.0	PARTITIONS

1.1	DEMISING WALL - ONE HOUR FIRE RESISTIVE CONSTRUCTION

One Hour Fire Resistive Wall will be constructed to demise tenant spaces with 3 5/8" x 20 gauge metal studs at 16" O.C.  Wall is to extend full height from floor to underside of structure above with 5/8" Type "X" gypsum wallboard on each side of studs.  Gypsum wallboard shall be taped and finished with joint compound to a Level 4 finish, with the stud cavity filled with sound attenuation insulation to achieve a minimum STC of 49.

1.2	INTERIOR PARTITIONS

Interior partitions will be constructed with 3 5/8" x 20 gauge metal studs at 16" O.C. Walls are to extend 6" above adjacent ceilings with 5/8" gypsum wallboard placed on each side of studs. Gypsum wallboard shall be taped and finished with joint compound to a Level 4 finish, with the stud cavity being filled with sound attenuation insulation in partitions between offices and conference rooms. Where no ceilings occur, partitions to extend full height to underside of structure above.

2.0	WOOD DOORS AND FRAMES
2.1	SUITE ENTRY DOORS

2.1.1	Main suite entry doors (if main entry is from elev. lobby) are to be 60 minute rated, 1 ¾" x 3'-0" x 8'-0" Solid core, plain sliced walnut, finish: Marshfield Doors clear 0-95 or equivalent.

2.1.2	Other suite entry doors are to be 60 minute rated, 1 ¾" x 3'-0" x 8'-0" Solid core, plain sliced walnut, finish: Marshfield Doors clear 0-95 or equivalent.

2.2	INTERIOR DOORS

2.2.1	Office and Conference Room Doors are to be 1 ¾" x 3'-0" x 8'-0" solid core, plain sliced walnut, finish: Marshfield Doors clear 0-95 or equivalent.

SCHEDULE 1 -1-

2.2.2	Common Area and Support Room Doors are to be 1 ¾" x 3'-0" x 8'-0" solid core, plain sliced walnut, finish: Marshfield Doors clear 0-95 or equivalent.

2.2.3

Laboratory Doors are to be 60 minute rated where required, non-rated elsewhere, 1 ¾" x 3'-0" x 8'-0". Solid core, plain sliced walnut, finish: Marshfield Doors clear 0-95 or equivalent. Each lab will have a pair of doors for large equipment access. Doors are to be a half-lite vision panel consisting of ¼" thick tempered safety glass.  Armor plates and kick plates will be provided on Lab doors at appropriate locations.

2.2.4

Lab Support Doors, where provided, are to be 60 minute rated as required, non-rated elsewhere, 1 ¾" x 3'-6" x 8'-0". Solid core, plain sliced walnut, finish: Marshfield Doors clear 0-95 or equivalent. Doors are to be a half-lite vision panel consisting of ¼" thick tempered safety glass. Armor plates and kick plates will be provided on Lab Support Doors at appropriate locations.

2.3	DOOR/WINDOW FRAMES

2.3.1

Door frames will be extruded aluminum alloy as manufactured by Western Integrated Materials Inc. Frames will be pre-punched for factory installed 14-gauge butt reinforcement, door strike, and closer hardware.  Prefinished frame color to be: Clear anodized aluminum.

2.3.2

Rated doors and frames shall be as required by code, with label ratings for smoke and fire resistance meeting the requirements established by the Underwriters Laboratory (UL).  Doors will include smoke seals.  Door frames will be extruded aluminum alloy as manufactured by Western Integrated Materials Inc. Frames will be pre-punched for factory installed 14-gauge butt reinforcement, door strike, and closer hardware.  Prefinished frame color to be: Clear anodized aluminum.

2.4	FINISH HARDWARE

2.4.1	SUITE ENTRY

For solid core wood doors:

Hinges: 4-1/2" X 4-1/2" Hager AB700 Full Mortise Hinge, Finish: ANSI A8112 steel with steel pin.

Office entry lock set: Mortise Lever Schlage L Series, L9453 03A, Finish: 625

Closers: Yale

One wall bumper: Hager 236W, Finish: US26D Chromium plated, dull.

SCHEDULE 1 -2-

2.4.2	INTERIOR DOORS

For solid core wood doors:

Hinges: 4-1/2" X 4-1/2" Hagar AB700 Full Mortise Hinge, Finish: ANSI A8112 Steel with steel pin

Passage Set: Schlage L Series Mortise L9010 03A    Finish: 625

One wall bumper: Hager 236W, Finish: US26D Chromium plated dull

3.0	CEILINGS

3.1	ACOUSTICAL CEILINGS

Ceilings will be 2" x 2" x ¾" Armstrong, Ultima Tegular Fine Texture, Color: White.  Glass-fiber based panels to be Type IV mineral based with membrane-faced overlay; form 2, water felted with vinyl overlay on face and back of panel.  Performance characteristics to meet the following:

a.	LR: Not less than 0.90.
b.	NRC: Not less than 0.70.

Acoustical panels are treated with manufacturer's standard antimicrobial formulation that inhibits fungus, mold, mildew, and gram-positive and gram-negative bacteria.

Suspension system: Armstrong Silhouette Narrow 9/16" with ¼" reveal; Color: White.

3.2	VINYL-FACED CEILINGS

Ceilings will be 2" x 4" x ½" Certainteed Saint-Gobain, Vinylrock (#1140 CRF-1), Color: White.  Vinyl-faced panels shall be Type XX; high density, ceramic and mineral base panels with scrubbable finish, resistant to heat, moisture, and corrosive fumes.

Suspension system:  Certainteed Saint-Gobain 15/16" trim edge (square); Color: White

3.3	GYPSUM WALLBOARD SOFFITS-SUITE LOBBY AND BREAK AREA

Gypsum wallboard soffits will be constructed with 3 5/8" x 20 gauge metal studs at 16" O.C., with 5/8" gypsum wallboard placed on exterior side of studs. Gypsum wallboard shall be taped and finished with joint compound to a Level 4 finish. Soffits

SCHEDULE 1 -3-

4.0	LIGHTING FIXTURES

4.1	Office and Lab area light fixtures shall be min. 6" wide recessed linear LED type by Finelite or equivalent.

4.2	Lab Support rooms shall have recessed 2'x4' LED troffers.

4.3	All lighting shall have Title 24 compliant lighting controls and sensors.
5.0	ELECTRICAL SWITCHES AND OUTLET COVER PLATES

5.1	Electrical cover plates shall be Decora Leviton #5325, Color: white.

5.2	Motion sensor Light switch and cover plates shall be Advanced Central Technologies Color: White.

5.3	Light Switch Decora Leviton #5601
6.0	FINISHES

6.1	CARPET
a.	Manufacturers: Tandus-Centiva or architect's approved equivalent
b.	Product Size: 6' Roll Power-bond or 24" x 24" carpet tile
c.	Backing: Per manufacturer's recommendation
d.	Face Weight: 20 oz./sq. yd.
e.	Pile Height Average: 0.187 inch
f.	Fiber System: Dynex SD Nylon (Permanent Stain Resistance)
g.	Soil/Stain Protection: Ensure

6.2	CERAMIC TILE
a.	Manufacturers:
1.	Fiandre
2.	Ergon
3.	Emil Ceramica
4.	American Olean
5.	Or architect approved equivalent
b.	Composition: Vitreous or impervious natural clay or porcelain
c.	Face Size: Per Drawings
d.	Face Size Variation: Calibrated or rectified
e.	Thickness: Manufacturers standard
f.	Dynamic Coefficient of Friction: Not less than 0.42.

SCHEDULE 1 -4-

g.	Trim Units: Coordinated with sizes and coursing of adjoining flat tile where applicable and matching characteristics of adjoining flat tile. Architect to select from manufacturer's full range.

6.3	VINYL COMPOSITION TILE
a.	Manufacturers:
1.	Armstrong World Industries, Inc.
2.	Johnsonite (Tarkett Group)
3.	Mannington Commercial
b.	Tile Standard: ASTM F 1066, Class 1, solid-color
c.	Thickness: 0.125 inches
d.	Size: 12 by 12 inches

6.4	LUXURY VINYL TILE
a.	Manufacturers:
1.	Tandus-Centiva
2.	Johnsonite (Tarkett Group)
3.	Mannington Commercial
b.	Tile Standard: ASTM F 1700, Class 3, Type B
c.	Thickness: 0.100 to 0.120 inches
d.	Size: As indicated on drawings

6.5	BASE
a.	Manufacturers:
1.	Armstrong World Industries, Inc.
2.	Johnsonite (Tarkett Group)
3.	VPI Corporation
b.	Product Standard: ASTM F 1861, Type TP (rubber, thermoplastic).
1.	Group: I (solid, homogeneous).
2.	Style and Location: As indicated.
c.	Thickness: 0.125 inch
d.	Height: 4" high
e.	Lengths: Coils in manufacturer's standard length. Pre-cut lengths are not acceptable.
f.	Outside Corners: Job formed or preformed.
g.	Inside Corners: Job formed or preformed.

6.6	PAINT

All walls will receive (2) coats of Sherwin Williams, Eggshell Finish; Color: As indicated on drawings.  Designated walls shall receive accent paints, choice of Sherwin Williams, Eggshell Finish, Color: As indicated on drawings.

All ceilings and open to structure areas to receive (2) coats of Sherwin Williams, Flat Finish; Color: As indicated on drawings.

7.0	WINDOW TREATMENT

SCHEDULE 1 -5-

7.1	Exterior Window Shades, where provided, will be manual-type roller shades by Mechoshade in recessed factory housing. Shade Material shall be Thermoveil 1500, Color: 1504 Black/Brown; Density: 3% Open.
8.0	MISCELLANEOUS

8.1	SIGNAGE

One building standard suite number and name plaque per entry door. Restroom signage.

8.2	ILLUMINATED EXIT SIGNS

Lithonia (or Isolite equal) ceiling mounted illuminated Edge Lit Series with single face universal mount, with universal arrows & green letters.

9.0	ELECTRICAL

9.1

Tenant shall receive building standard 120V 20 amp electrical distribution to office areas of the suite from the building's main electrical room.  Each office will have (2) duplex electrical outlets and (2) mud box with ring and string for tenants own tel/data installation. Labs will receive standards 120V power and specialty voltage power as required for lab equipment.

10.0	HVAC

10.1	Heating and Cooling will be provided by a heating hot water boiler and a cooling tower, all placed on the roof.

10.2	Air Handling to the labs will be provided by new packaged units supplying 100% outside air with new VAV supply and exhaust boxes with minimum of 8 air changes per hour.

10.3	Air handling to the office areas will be provided by existing packaged units with new VAV supply boxes.
11.0	BREAKROOM CABINETRY WITH PLUMBING

11.1

Tenant allowance is 6 lineal feet of plastic laminate base cabinet with 6" drawers and doors, with 6 lineal feet of 12" deep by 36" high upper cabinets with doors.  Sink is to be single bowl stainless steel, top mount, 6 ½ "max deep, 20 gauge, with a single lever faucet Moen Chateau 7425.  Plastic laminated base and uppers: Wilsonart, Designer white #D354-01 (gloss finish). Provide PVC edge banding (0.018 to match plastic laminate) Solid surface counter tops and splash: Livingstone L104 Brisk.

SCHEDULE 1 -6-

12.0	LABORATORY CASEWORK AND FUME HOODS

12.1

Casework: Labs will be furnished with modular, mobile metal laboratory casework manufactured by iLab, Inc. Countertops will be chemical resistant epoxy/phenolic resin. Island benches shall be pre-piped for Compressed Air and Lab Vacuum with quick disconnect connections located above the ceiling. Benches with sinks will have a single basin epoxy sink (21" x 15" x 10" deep). Sink cabinets shall have a hot and cold water mixing faucet with a counter mounted eyewash. Sinks at island benches will have a stainless steel glassware pegboard with drip tray and drain hose. Benches will be pre-wired with factory installed single channel raceways for power. Receptacles will be GFI and color coded for normal (grey) and emergency (red) power uses.

12.2

Fume Hoods: Fume Hoods will be 6' wide, bench top hoods with a combination sash. Hoods will be factory pre-piped and pre-wired for Vacuum, Compressed Air and normal power with all services on each fume hood post. Hoods shall be UL 1805 listed and provide a minimum of 100 FPM exhaust with the sash in any position. Hoods will also be provided with self-closing acid and flammable storage cabinet bases.

NOTES:

1.

Each prospective build-out, including but not limited to electrical, mechanical and plumbing design shall be reviewed and verified prior to commencement of Construction Documents and is subject to Landlord's review and approval.

2.	Upgraded items beyond Building Standards include, but are not limited to, the following:

1.	Cabinetry beyond 6 lineal feet standard
2.	Upgraded Carpet.
3.	Interior Windows (beyond approved side light window)
4.	Gypsum Board Ceilings
5.	Plumbing, beyond single bowl standard
6.	Architectural Features (i.e. Light Soffit, Curved Walls, etc., not shown on spec plan)
7.	Wallcoverings
8.	Dedicated or Higher Voltage Electrical Outlets
9.	24 Hour Cooling
10.	Interior design and drawings for above noted upgrades
11.	Customized lab design

3.	The following items are responsibility of the Tenant and are excluded from the Owner's scope of work to be provided:

SCHEDULE 1 -7-

1.	Security/Access Control within the Tenant Suite.
2.	Signage beyond Code required egress signage.
3.	Audio/Visual systems
4.	Data distribution within the Tenant Suite
5.	Server Room HVAC / Dedicated system
6.	UPS systems for Tenant Equipment.

SCHEDULE 1 -8-

SCHEDULE 2

ADDITIONAL DISBURSEMENT BACKUP INFORMATION TO BE PROVIDED BY TENANT

–	General Contractor G702/703 - original signed and notarized
–
–	Subcontractor G702/703 or equivalent for each sub (Copies of signed & notarized)
–
–	Copies of executed Change Orders or executed Schedule of Values ("SOV") change authorizations (pre GMP)

–	Unconditional Lien Releases from GC and Subs for prior payment (Civil Code § 8134)
–
–	Conditional Lien Releases from GC and Subs for payment request (Civil Code § 8132)
–
–	Releases from suppliers of materials or equipment of any purchase money security interests
–
–	Stored Material Inventory with appropriate backup (bills of sale, evidence of insurance {with Owner as Certificate Holder and standard additional insureds}, confirmation of location, Affidavit, etc.)
–
–	Change Order Log (need to include all pending change orders and status tracking)

–Clarification of self-performed vs. subcontracted work

–	Job Cost Activity or similar tracking of GC general conditions costs
–
–	List of all subcontractors
–
–	List of contracts/subcontracts entered into since the last request
–
–

Changes to SOV Values must be authorized by Owner either through an executed Change Order or an executed letter of authorization (pre GMP).  Payapps submitted with unauthorized SOV changes on G703’s will not be accepted.

The General Contractor shall provide all items to Landlord's Representative directly.

SCHEDULE 2 -1-

EXHIBIT C

ADDITIONAL CONTROL AREA AND HAZMAT STORAGE SPACES

EXHIBIT D

MONUMENT SIGN LOCATION

EXHIBIT D -1-